10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate January 15, 2007 Jon Swets, CFO 616.494.7645

Holland, Michigan - Macatawa Bank Corporation Reports Record Annual Earnings and Fourth Quarter EPS of $0.36

Macatawa Bank Corporation today announced net income for the fourth quarter of 2006. Net income for the quarter was $5.90 million, a 6% increase over fourth quarter 2005 net income of $5.54 million. Diluted earnings per share totaled $0.36 for the quarter compared to $0.34 for the fourth quarter of 2005. The results for the fourth quarter represent a 1.16% ROA and a 14.87% ROE. Net income for the year ended December 31, 2006 increased 10% to a record $22.89 million, or $1.38 per diluted share, as compared to 2005 net income of $20.89 million, or $1.27 per diluted share. The annual results for 2006 represent a 1.16% ROA and 15.11% ROE.

“During a period when growth in profit margins for banks remains difficult, our business model continues to drive strong results,” commented Ben Smith, Chairman and CEO. “Solid progress at growing our other revenue sources and disciplined expense control were important accomplishments for the quarter,” added Mr. Smith. Led by trust and investment services revenue, non-interest income was up 10% compared to the third quarter and 16% compared to the fourth quarter of 2005. Over the same periods, non-interest expense remained flat compared to the third quarter and was up only 4% compared to the fourth quarter of 2005.

“We also continue to identify opportunities for quality growth within our markets,” added Mr. Smith. After reporting last quarter a record $86 million increase in deposits from within its markets, the Company grew these deposits another $20 million during the fourth quarter. In addition, the Company achieved another quarter of loan growth in excess of $30 million. For the whole year, total assets increased $210 million to $2.08 billion at December 31, 2006. Total loans increased $168 million or 11% and total deposits increased $160 million or 11% for the year.

Fourth quarter net interest income totaled $17.0 million, an increase of $644,000 compared to the fourth quarter of 2005. The improvement in net interest income was driven primarily by an increase in average earning assets offset by a decline in the net interest margin. Average earning assets grew by 11% or $192.8 million from the fourth quarter of 2005 to the fourth quarter of 2006. The net interest margin was 3.55% for the quarter, down 7 basis points from 3.62% for the third quarter of 2006 and 27 basis points from 3.82% for the fourth quarter of 2005. The cost of funds rose more than the yield on assets and was the primary reason for the decline in net interest margin. Although stabilizing, deposit customers continue to shift into higher costing deposit products within the generally high rate environment. At the same time, the yield on loans moderated since the Federal Open Market Committee stopped raising short-term interest rates during the third quarter of 2006.

Non-interest income was $3.9 million for the fourth quarter of 2006, an increase of $537,000 compared to the fourth quarter of 2005. A decline in mortgage sale gains was more than offset by increases in revenue from trust, investment and other financial services as the Company continues to gain new customers in these service areas.

Non-interest expense was $11.2 million for the quarter, up slightly compared to $10.8 million for the fourth quarter of 2005. For the past four quarters, the Company has been able to manage its overhead costs at just over $11.0 million per quarter despite its continued commitment to expansion. Compared to the prior year quarter, the increase in non-interest expense primarily relates to an increase of $470,000 in salaries and benefits. This increase included $110,000 in stock option compensation expense related to the adoption of FAS 123, Revised beginning January 1, 2006. The remainder of the increase was related to additional staffing in each line of business and in support departments consistent with growth of the Bank. While maintaining its expenses yet growing its revenues, the Company improved its efficiency ratio as the year progressed. From 56.82% for the first quarter, the efficiency ratio has steadily declined in each quarter to a level of 53.78% in the final quarter of the year.

The provision for loan losses was $1,025,000 for the quarter compared to $795,000 for the fourth quarter of 2005. Annualized net charge-offs were 0.05% of average loans for the quarter, down from 0.09% for the fourth quarter of 2005. Non-performing assets to total assets increased to 1.21% at December 31, 2006 compared to 0.42% at September 30, 2006 and 0.26% at December 31, 2005.

One large commercial relationship, consisting of loans with a balance of approximately $15.2 million, came due in September of 2006. The loans were not able to be renewed by December 31, 2006 due to their size and complexity, and accordingly, are the reason for the increase in non-performing assets. Because the loans were more than 90 days past due at December 31, 2006, management was required to include the loans in the non-performing category under regulatory requirements. However, such loans, secured primarily by real estate, were still accruing interest as management expects to collect all amounts owed. An agreement has occurred between the Bank and the borrower, a land development partnership, and the new loans are expected to close during January of 2007. The agreement included the investment of a substantial amount of additional equity in the project by the borrower.

The allowance for loan losses was 1.36% of total loans at December 31, 2006 and December 31, 2005. The Company remained well-capitalized at December 31, 2006 with a total risk-based capital ratio of 11.0%.

Mr. Smith concluded on the full year results, “We made great strides in 2006 at expanding our reach throughout West Michigan, developing and enhancing each of our lines of business and investing in our future. Despite the slow economy in West Michigan and the difficult interest rate environment, we have had a great year and are optimistic this positive momentum will carry into 2007.”

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, January 16, 2007, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 24 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

• Page 2

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended December 31		Twelve Months Ended December 31

EARNINGS SUMMARY	2006	2005	2006	2005

Total interest income	$35,589	$29,087	$133,506	$105,395
Total interest expense	18,544	12,686	66,089	42,558

Net interest income	17,045	16,401	67,417	62,837
Provision for loan loss	1,025	795	3,015	3,675

Net interest income after provision for loan loss	16,020	15,606	64,402	59,162

NON-INTEREST INCOME
Deposit service charges	1,231	1,185	4,874	4,323
Gain on sale of loans	433	544	1,721	2,336
Trust fees	1,096	744	3,589	2,921
Other	1,091	841	3,993	3,424

Total non-interest income	3,851	3,314	14,177	13,004

NON-INTEREST EXPENSE
Salaries and benefits	6,268	5,798	24,791	22,388
Occupancy	928	852	3,558	3,239
Furniture and equipment	859	793	3,221	2,975
Other	3,182	3,370	13,343	12,821

Total non-interest expense	11,237	10,813	44,913	41,423

Income before income tax	8,634	8,107	33,666	30,743
Federal income tax expense	2,734	2,565	10,780	9,854

Net income	$5,900	$5,542	$22,886	$20,889

Basic earnings per share	$0.36	$0.34	$1.41	$1.30
Diluted earnings per share	$0.36	$0.34	$1.38	$1.27
Return on average assets	1.16%	1.20%	1.16%	1.17%
Return on average equity	14.87%	15.69%	15.11%	15.30%
Net interest margin	3.55%	3.82%	3.67%	3.81%
Efficiency ratio	53.78%	54.85%	55.04%	54.62%

BALANCE SHEET DATA Assets	December 31 2006	December 31 2005

Cash and due from banks	$39,882	$49,101
Securities available for sale	198,546	156,696
Securities held to maturity	2,711	3,907
Federal Home Loan Bank Stock	12,275	13,910
Loans held for sale	1,547	2,331
Total loans	1,716,150	1,547,879
Less allowance for loan loss	23,259	20,992

Net loans	1,692,891	1,526,887

Premises and equipment, net	60,731	53,028
Acquisition intangibles	25,478	25,856
Bank-owned life insurance	21,843	20,814
Other assets	23,612	17,460

Total Assets	$2,079,516	$1,869,990

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$180,032	$188,762
Interest-bearing deposits	1,487,525	1,319,010

Total deposits	1,667,557	1,507,772
Federal funds purchased	11,990	25,809
Other borrowed funds	192,018	145,161
Long-term debt	41,238	41,238
Other liabilities	6,809	8,266

Total Liabilities	1,919,612	1,728,246

Shareholders' equity	159,904	141,744

Total Liabilities and Shareholders' Equity	$2,079,516	$1,869,990

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	2006	2005

EARNINGS SUMMARY
Net interest income	$17,045	$17,083	$16,975	$16,314	$16,401	$67,417	$62,837
Provision for loan loss	1,025	490	800	700	795	3,015	3,675
Total non-interest income	3,851	3,503	3,629	3,194	3,314	14,177	13,004
Total non-interest expense	11,237	11,257	11,333	11,085	10,813	44,913	41,423
Income taxes	2,734	2,830	2,715	2,501	2,565	10,780	9,854
Net income	$5,900	$6,009	$5,756	$5,222	$5,542	$22,886	$20,889

Basic earnings per share	$0.36	$0.37	$0.36	$0.32	$0.34	$1.41	$1.30
Diluted earnings per share	$0.36	$0.36	$0.35	$0.32	$0.34	$1.38	$1.27

MARKET DATA
Book value per share	$9.85	$9.56	$9.13	$8.97	$8.80	$9.85	$8.80
Market value per share	$21.26	$22.89	$23.39	$24.07	$23.10	$22.89	$23.10
Average basic common shares	16,227,588	16,214,390	16,200,172	16,164,946	16,100,083	16,201,514	16,060,600
Average diluted common shares	16,553,239	16,557,849	16,542,131	16,568,345	16,520,970	16,551,879	16,485,069
Period end common shares	16,233,179	16,221,682	16,205,196	16,188,015	16,109,087	16,233,179	16,109,087

PERFORMANCE RATIOS
Return on average assets	1.16%	1.20%	1.18%	1.11%	1.20%	1.16%	1.17%
Return on average equity	14.87%	15.69%	15.53%	14.34%	15.69%	15.11%	15.30%
Net interest margin (FTE)	3.55%	3.62%	3.74%	3.78%	3.82%	3.67%	3.81%
Efficiency ratio	53.78%	54.68%	55.00%	56.82%	54.85%	55.04%	54.62%

ASSET QUALITY
Net charge-offs	$194	$208	$46	$300	$329	$748	$1,934
Nonperforming loans	$21,795	$5,768	$5,781	$5,545	$4,204	$21,795	$4,204
Other real estate and repossessed assets	$3,293	$2,758	$1,725	$1,401	$692	$3,293	$692
Nonperforming loans to total loans	1.27%	0.34%	0.35%	0.35%	0.27%	1.27%	0.27%
Nonperforming assets to total assets	1.21%	0.42%	0.38%	0.36%	0.26%	1.21%	0.26%
Net charge-offs to average loans (annualized)	0.05%	0.05%	0.01%	0.08%	0.09%	0.05%	0.13%
Allowance for loan loss to total loans	1.36%	1.33%	1.34%	1.35%	1.36%	1.36%	1.36%

CAPITAL & LIQUIDITY
Average equity to average assets	7.77%	7.62%	7.61%	7.76%	7.66%	7.69%	7.66%
Tier 1 capital to risk-weighted assets	9.64%	9.59%	9.49%	9.69%	9.69%	9.64%	9.69%
Total capital to risk-weighted assets	11.00%	10.95%	10.85%	11.06%	11.07%	11.00%	11.07%
Loans to deposits + Other borrowed funds	92.29%	91.69%	93.88%	94.52%	93.64%	92.29%	93.64%

END OF PERIOD BALANCES
Total portfolio loans	$1,716,150	$1,682,359	$1,653,035	$1,590,138	$1,547,879	$1,716,150	$1,547,879
Earning assets	1,926,435	1,897,447	1,841,812	1,776,486	1,725,832	1,926,435	1,725,832
Total assets	2,079,516	2,041,031	1,981,318	1,903,965	1,869,990	2,079,516	1,869,990
Deposits	1,667,557	1,632,816	1,573,101	1,542,567	1,507,772	1,667,557	1,507,772
Total shareholders' equity	159,904	155,125	147,899	145,153	141,744	159,904	141,744

AVERAGE BALANCES
Total portfolio loans	$1,686,139	$1,664,378	$1,626,102	$1,563,277	$1,528,007	$1,635,391	$1,471,404
Earning assets	1,903,566	1,873,191	1,815,807	1,743,952	1,710,742	1,834,673	1,654,145
Total assets	2,042,005	2,010,840	1,949,399	1,876,713	1,843,737	1,970,305	1,783,032
Deposits	1,616,606	1,605,567	1,556,712	1,517,460	1,445,437	1,574,444	1,390,418
Total shareholders' equity	158,716	153,147	148,252	145,639	141,311	151,479	136,512